Wind River Insurance Company, Ltd.
Canon’s Court
22 Victoria Street
Hamilton, Bermuda

October 6, 2005

Seth D. Freudberg
16 Hidden Cove
Hamilton, Bermuda

Dear Seth:

Set forth below are the terms and conditions of our agreement (“Agreement”), which is intended to be legally binding, regarding your separation of employment from Wind River Insurance Company, Ltd. (the “Company”) and its affiliates and your resignation from various directorships and related positions. Reference is made to the Second Amended and Restated Employment Agreement dated as of May 4, 2004 between you and Wind River Insurance Company (Bermuda), Ltd. (now Wind River Insurance Company, Ltd.) (the “Prior Agreement”).

Resignations: You will resign your position as President and Chief Executive Officer of the Company and as a Director of the Company and any other officer or director positions you hold with affiliates of the Company effective January 1, 2006 at 12:01 a.m.; provided, however, that the Company may assign you to another senior executive position prior to such time. You agree to cooperate fully with the Company and its affiliates to implement the foregoing resignations. Attached as Annexes A-1, A-2 and A-3 are general forms of resignation letter to be delivered by you upon the Company’s request. The Company will issue a press release regarding your resignation that states the following: “Seth Freudberg has retired from the Company to pursue other interests. We thank Seth for his years of faithful service to the Company.” Such statements will be made on the same day that a public announcement is made regarding the appointment of a new Chief Executive Officer for United America Indemnity, Ltd. (“UAI”).

Transition: Effective immediately and continuing through to January 1, 2006 at 12:01 a.m., and subject to your execution and non-revocation of this Agreement, (the period from the execution of this Agreement through January 1, 2006 is referred to as the “Transition Period,” and January 1, 2006 is referred to as the “Separation Date”), you shall remain an employee of the Company or its affiliates. The Company shall continue to pay you, on the Company’s regular monthly pay days, your current base salary and health insurance and related insurance benefits, through the end of the Transition Period. Upon the termination of the Transition Period, the Company shall pay your then accrued but unused vacation pay, any base pay and covered benefits still remaining to be paid in respect of the Transition Period, and you shall not be entitled to any bonus or other payments, benefits or compensation other than those otherwise set forth in this Agreement. As of the date hereof, you have eleven (11) unused and accrued vacation days and you shall not accrue any additional vacation, sick or personal days during the Transition Period. During the Transition Period, you shall assist the Company and its affiliates in the transition of all matters for which you had responsibility while employed by the Company or any affiliate. During the Transition Period, you shall perform such transition duties as reasonably requested by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer or General Counsel of UAI, and you will deliver any requested documentation with respect to your resignation from offices and directorships held by you with respect to the Company and its affiliates. You agree that at all times during the Transition Period and thereafter, you shall consult with, and provide all reasonable assistance to, the auditors and counsel of the Company and its affiliates (including United National Group of companies (“UNG”)) with respect to (a) any matters involving the Company or its affiliates (including UNG) that may arise in the future that relate in any manner to your responsibilities and/or positions while you are/were employed by the Company or its affiliates (including UNG) and (b) the investigation, defense, institution, prosecution and/or maintenance of potential and/or existing claims and/or litigations (including United National Insurance Company et al. v. Aon Limited et al., U.S. District Court, E.D. Pa., Civil Action No. 04-CV-539 (LHP) (the “Aon Case”)) related to matters in which you were involved or involving other executives or employees (and/or former executives or employees) of the Company or its affiliates (including UNG), or of which you had knowledge, during your employment with the Company or its affiliates (including UNG) (collectively, “Assistance”); such Assistance includes, but is not limited to, your being represented by counsel for UNG with respect to the Aon Case, and your being available upon reasonable notice and upon the Company’s agreement to pay or reimburse your properly documented and reasonable travel expenses to attend (i) meetings with counsel and other representatives of the Company and its affiliates (including UNG), (ii) depositions and (iii) court hearings and related matters (including your giving testimony at court proceedings in which the Company or its affiliates (including UNG) may not themselves be parties). The Company agrees that it shall compensate you as an independent contractor at a rate of $275 per hour for (I) Assistance requested with respect to the Aon Case that you perform after the Transition Period and (II) after you have performed twenty (20) hours of non-Aon Case Assistance, Assistance relating to all other matters.

House Rental/On-Island Travel/Moving Expenses: The Company shall (i) continue to pay you until the period ending December 31, 2005, (x) monthly payments of $12,500 as a housing and living allowance and (y) monthly payments of $1,000 as a travel allowance, and (ii) pay you up to $15,000 to be applied towards your documented reasonable moving costs to transport your personal property back to the Philadelphia, Pennsylvania area. The foregoing payments shall be subject to taxes and withholding.

Equity: Provided that this Agreement is effective and subject to your non-revocation thereof:

(i) Purchased Shares: You purchased 50,000 Class A common shares of UAI (the “Class A Shares”) pursuant to the Restricted Share Purchase Agreement dated as of September 5, 2003 between you and Vigilant International, Ltd. (now UAI and hereinafter referred to as such) (the “Share Agreement”). The Class A Shares are currently registered in book-entry form with the Company’s stock transfer agent. Effective as of the dates specified below, the Share Agreement shall not be applicable such Class A Shares and consequently such Class A Shares shall not be subject to any of the provisions of the MSA, including without limitation the transfer restrictions of Article II and the limited call and put rights of Article IV of the MSA; accordingly, the shares that become released from restrictions contained in the Share Agreement shall, as of the dates of the release of such restrictions, be marketable, transferable and free and clear of all restrictions on sale or transfer, subject only to any applicable securities laws and regulations. The Share Agreement shall become inapplicable to (x) 25,000 of the Class A Shares beginning on November 7, 2005 and (y) 5,000 of the remaining the Class A Shares beginning on each Monday thereafter such that, as of December 12, 2005, (I) all of the Class A Shares you own will be marketable, transferable and free and clear of the restrictions which had been imposed by the Share Agreement and the MSA and any other document or agreement, subject only to applicable securities laws and regulations and (II) the Share Agreement shall be void and without force or effect.

(ii) Time Vesting and Performance Vesting Options: You were granted 75,000 options to purchase Class A common shares of UAI at $10 per share pursuant to the Time Vesting Stock Option Agreement dated as of September 5, 2003 between you and UAI (the “Time Vesting Stock Option Agreement”). The Company is in physical possession of these Time Vesting Options. Effective as of January 1, 2006, the Time Vesting Stock Option Agreement shall not be applicable to the 15,000 options to purchase Class A common  shares of UAI in which you are vested as of the date hereof (the “Time Vesting Options”). Furthermore, as of such date, the 15,000 Time Vesting Options you will then own (and any shares acquired upon exercise thereof) shall be free and clear of any restrictions otherwise imposed under the Time Vesting Stock Option Agreement or the MSA, including without limitation the transfer restrictions of Article II and the limited call and put rights of Article IV of the MSA. Such Time Vesting Options may be exercised by you by payment to the Company (as provided in subclause (vii) below) of the aggregate exercise price for the Time Vesting Options. You hereby agree that (i) you are not vested in any other options originally granted to you pursuant to the Time Vesting Stock Option Agreement and the Performance Vesting Stock Option Agreement between you and UAI dated as of September 5, 2003 (the “Performance Vesting Stock Option Agreement”), (ii) all such unvested options shall be cancelled as of the date hereof and (iii) the Time Vesting Stock Option Agreement and the Performance Vesting Stock Option Agreement shall be void and without force or effect as of January 1, 2006. All UAI shares that you purchase after January 1, 2006 as a result of your exercise of these 15,000 Time Vesting Options shall be marketable, transferable and free and clear of all restrictions on sale or transfer, subject only to any applicable securities laws and regulations.

(iii) Tranche A Options: You were granted 200,000 “Tranche A Options” (as defined in the MSA) (i.e., options to purchase Class A common shares of UAI at $6.50/share) pursuant to the Share Option Agreement dated as of September 5, 2003 between yourself and UAI (the “Tranche A Option Agreement”). The Company is in physical possession of these Tranche A Options. Such Tranche A Options shall be treated as follows: (x) effective as of the dates specified below, 106,175 of such Tranche A Options may be exercised by you at any time beginning on the dates set forth below by payment to the Company (as provided in clause (vii) below) of the aggregate exercise price for those Tranche A Options subject to exercise, and (y) effective as of the date hereof, the remaining 93,825 Tranche A Options shall be cancelled upon the execution of this Agreement and the payment to you by the Company or an affiliate of $328,388, subject to applicable taxes and withholding. Class A Shares acquired upon the timely exercise of the Tranche A options referenced in subclause (x) above (the “Exercisable Tranche A Options”) shall no longer be subject to any of the provisions of the MSA, including without limitation the transfer restrictions of Article II and the limited call and put rights of Article IV of the MSA. With respect to the 106,175 Exercisable Tranche A Options, the Tranche A Option Agreement and the MSA shall not apply to (I) 46,000 of such Exercisable Tranche A Options (or shares acquired upon the exercise thereof) on November 7, 2005 and (II) 4,800 Exercisable Tranche A Options (or  shares acquired upon the exercise thereof) on each Monday thereafter until December 12, 2005 as the last such Monday; provided that as of January 1, 2006, (i) the Tranche A Option Agreement and MSA shall not apply to any of the Exercisable Tranche A Options (or shares acquired upon the exercise thereof) and (ii) the Tranche A Option Agreement shall be void and without force or effect and therefore, any Tranche A Options (or  shares acquired upon the exercise thereof) then owned by you shall be free and clear of any restrictions otherwise imposed by such Agreement or the MSA. All UAI shares that you purchase as a result of your exercise of these Exercisable Tranche A Options upon the release of restrictions on such Exercisable Tranche A Options according to the above schedule, shall be marketable, transferable and free and clear of all restrictions on sale or transfer.

(iv) MSA: For purposes of this Agreement, “MSA” shall mean the Management Shareholders’ Agreement, dated as of September 5, 2003, by and among UAI, you and various management investors.

(v) Insider Trading Policy: For so long as you are an employee of the Company, UAI’s Insider Trading Policy shall apply to you with respect to prospective sales of shares or exercises of options described above. Accordingly, no shares shall be sold nor shall any options be exercised prior to November 7, 2005 or between December 15, 2005 and January 1, 2006.

(vi) Expiration: Any unexercised Time Vesting Options and Exercisable Tranche A Options as of April 1, 2006 shall be cancelled and expire immediately on that date.

(vii) Logistics: You have advised the Company that you have made arrangements with your broker (as specified below) so that he will be able to freely sell the Class A Shares on your behalf beginning no later than twenty-four hours after the release of the restrictions contained in the Share Agreement and the MSA (as provided for above). After the release of the applicable restrictions in the MSA, the Tranche A Option Agreement and/or the Time Vesting Option Agreement (as provided for above) and upon the Company’s receiving a request to exercise any then-unrestricted Time Vesting Options or Tranche A Options from your broker along with the applicable aggregate exercise price, the Company shall ensure that its stock transfer agent delivers to your broker the then-unrestricted shares applicable to such exercise by the end of the second business day following the Company’s receipt of the exercise request and applicable aggregate exercise price. With respect to the exercise of the Time Vesting Options and the Tranche A Options, the applicable minimum statutory withholding obligations may be settled in shares otherwise due you as a result of such exercise or by timely payment by you of the applicable withholding amounts or a combination thereof, at your option; provided that you shall give notice of your election when you request to exercise such options and if no notice is provided, the Company shall elect the manner of withholding; provided further that any fractional shares to be withheld shall be settled in cash. You have indicated that your broker is Mr. Thomas P. Duffin, Wachovia Securities, LLC, 2 Tower Bridge, Suite 200, Conshohocken, PA 19428, Phone Number: 610-832-7641, Email address: thomas.duffin@wachoviasec.com. You acknowledge that your sales of shares of UAI and exercises of Time Vesting Options and Tranche A Options may necessitate certain securities filings, and you hereby agree to cooperate with UAI with respect to any such filings as reasonably requested.

Post-Termination Covenants:

PROTECTION OF COMPANY INFORMATION. During the period of your employment, or at any later time following the termination of your employment, you shall hold in a fiduciary capacity for the benefit of the Company and its affiliates, and shall not, without the written consent of the Board, knowingly disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an executive of the Company, or use for any purpose other than to perform your duties hereunder, any “Confidential Information” of the Company or any of its affiliates obtained by you while in the employ of the Company. The Confidential Information protected by this provision shall include all computer software and files, policy expirations, telephone lists, customer lists, prospect lists, marketing information, information regarding managing general agents, pricing policies, contract forms, customer information, copyrights and patents, the identity of Company and affiliate employees, Company and affiliate books, records, files, financial information, business practices, policies and procedures, information about all services and products of the Company and its affiliates, names of users or purchasers of the products or services of the Company or its affiliates, methods of promotion and sale and all information which constitutes trade secrets under the law of any state or country in which the Company or any of its affiliates does business. No information shall be treated as Confidential Information if it is generally available public knowledge at the time of disclosure or use by you, provided that information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. You agree that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company and/or its affiliates for which there is no adequate remedy at law and the Company and its affiliates shall, in addition to any other remedies available to them, be entitled to injunctive relief and specific performance from an arbitrator in order to enforce the provisions hereof. Notwithstanding the foregoing provisions, if you are required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, you shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate affiliate may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. You shall reasonably cooperate with the Company to obtain such a protective order or other remedy. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that you use, prepare or come into contact with during the course of your employment shall remain the sole property of the Company and/or its affiliates, as applicable.

NON-COMPETITION AGREEMENT. You acknowledge and agree that the insurance business and operations of the Company and its affiliates are international in scope, and that the Company and its affiliates operate in multiple locations and business segments in the course of conducting its business. In consideration of this Agreement and the benefits provided to you hereunder (including, without limitation, the restrictions on your equity interests that are being released hereunder), you covenant and agree that until August 31, 2006, you shall not directly or indirectly compete with the business of the Company or its affiliates by becoming a shareholder, officer, agent, employee, partner or director of any other corporation, partnership or other entity, or otherwise render services to or assist or hold an interest (except as less than a one percent (1%) shareholder of a publicly traded company), in any “Competitive Business” (as defined below). “Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in (1) the specialty property and casualty insurance and reinsurance business, including excess and surplus lines, non-admitted insurance lines, program-style insurance lines and/or reinsurance, (2) the insurance agency or brokerage business, or (3) employs, or consults with any managing general agent or producer of the Company. In the event that this paragraph shall be determined by any arbitrator to be unenforceable in part by reason of its being too great a period of time or covering too great a geographical area, it shall be in full force and in effect as to that period of time or geographical area determined to be reasonable by the arbitrator.

RETURN OF MATERIALS. On or before the Separation Date, you shall promptly deliver to the Company all correspondence, manuals, letters, notes, notebooks, computer disks, software, reports and any other document or tangible items containing or constituting Confidential Information about the business of the Company and/or its affiliates.

NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. Until August 31, 2006, you shall not: (i) contact, recruit, employ, entice, induce or solicit, directly or indirectly, any employee, officer or director of the Company or its affiliates or any agent, consultant or independent contractor who performs substantive Competitive Business services for the Company or any of its affiliates to leave the employ of or terminate services to the Company or such affiliate, including without limitation working with you, or for you in the entity with which you will then have affiliated (as an employee, consultant, officer, director, stockholder or otherwise), or with any other entity; or (ii) seek, either in your individual capacity or on behalf of any other entity, whether directly or indirectly to solicit, or advise, or transact or otherwise engage in any Competitive Business with (x) any party who is or was a customer of the Company or any of its affiliates during your employment by the Company, or (y) any party who was identified as a prospect of the Company or any of its affiliates during the your employment by the Company and whose status as a prospect was known or should have been known to you. You agree that any breach of the restrictions set forth in this Section will result in irreparable injury to the Company for which it shall have no adequate remedy in law and the Company shall, in addition to any other remedy available to it, be entitled to injunctive relief and specific performance in order to enforce the provisions hereof. For purposes of this Agreement, “customer” shall include, without limitation, any policyholder, managing general agent or reinsurer with whom the Company or its affiliates has transacted business.

You acknowledge and agree that the terms of this Section: (i) are reasonable in light of all of the circumstances; (ii) are sufficiently limited to protect the legitimate interests of the Company and its subsidiaries; (iii) impose no undue hardship on you; and (iv) are not injurious to the public. You further acknowledge and agree that your breach of the provisions of this Section will cause the Company irreparable harm, which cannot be adequately compensated by money damages. You consent and agree that if you commit any such breach or threaten to comment any breach, the Company shall be entitled to temporary and permanent injunctive relief, without posting any bond or other security, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages.

Release: a. In consideration of the payments provided for herein, you on behalf of yourself, your heirs, beneficiaries and assigns, voluntarily, knowingly and willingly release and forever discharge the Company, its subsidiaries, divisions, parents, affiliates and related entities, including without limitation, UAI, UNG, Fox Paine & Company, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and each of their past and present directors, members, managers, officers, employees, divisions and successors (collectively, the “Company Releasees”) from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses) (all hereinafter referred to as “Claims”), known or unknown, that you ever had, now have or may hereafter claim to have against the Company Releasees as of the date of this Agreement with respect to any matter whatsoever, including without limitation, any Claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, your employment with the Company and/or its termination or any claim to compensation or benefits from your employment with the Company, including any Claims, under local, state, or federal law based on:

(i) claims of discrimination on the basis of race, age, religion, sex, sexual harassment, sexual orientation, national origin, marital status, or disability including without limitation, any claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, the Older Workers Benefit Protection Act, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Pennsylvania Human Relations Act, Pennsylvania Human Relations Commission rules, including, without limitation, the Handicap Discrimination rules; the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Equal Pay Law; the Pennsylvania Minimum Wage Act, the Pennsylvania Whistleblower Law, the Pennsylvania Labor Relations Act, the Pennsylvania Worker and Community Right to Know Act, the Bermuda Human Rights Act 1991 and the Bermuda Commission for Unity and Racial Equality Act 1996, each as amended;

(ii) infliction of any tort (including wrongful discharge); and

(iii) breach of contract, whether actual or implied, written or oral;

provided that the foregoing releases shall not apply to claims by you that the Company has breached its obligations under this Agreement or to claims for your vested benefits under any pension or welfare plan maintained by the Company.

b.	In consideration of the promises that you are making in this Agreement and your release of claims against the Company, its subsidiaries, divisions, parents, affiliates and related entities, including without limitation, UAI, UNG, Fox Paine & Company, LLC, Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and each of their past and present directors, members, managers, officers, employees, divisions and successors, release you, your heirs, executors, administrators and assigns, from any and all claims, charges, complaints, liens, demands, causes of action, obligations, damages and liabilities (including legal expenses), known or unknown, that they ever had, now have or may hereafter claim to have against you, your heirs, executors, administrators and assigns, as of the date of this Agreement with respect to any matter whatsoever, including without limitation, any claims arising directly or indirectly out of, or in any way connected with, based upon, or related to, your employment with the Company and/or its termination.

c. The Company and you both further represent that they have not, at any time up to and including the date on which you sign this Agreement, commenced, and will not in the future commence, to the full extent permitted by law, any action or proceeding, or file any charge or complaint, of any nature against the other’s releasees and the parties waive to the full extent permitted by law, any right to any monetary or equitable relief in any proceeding that may relate to the matters released above. Notwithstanding the foregoing, the parties understand and confirm that they are entering into this Agreement (with its covenant not to sue and waiver and release) voluntarily and knowingly, and the foregoing covenant not to sue shall not affect your right to claim otherwise with respect to your rights under ADEA.

d. The parties agree that in the event of a breach by the other of this Agreement, and in addition to any other rights or remedies the non-breaching party may have hereunder or otherwise, the parties will, with respect to a breach of the “Release,” “Post Termination Covenants” and “Non-Disparagement” sections of this Agreement, be irreparably damaged and will have no adequate remedy at law, and will be entitled to request an injunction restraining any further breach of this Agreement. The parties further agree that this Agreement may and shall be pleaded as a full and complete defense to any action, suit or other proceeding covered by the terms of this Agreement that is or may be instituted, prosecuted or maintained by the other party.

e. You understand that any payments and benefits provided to you under the terms of this Agreement do not constitute an admission by the Company or any affiliate that they have violated any law or legal obligation with respect to your employment or its termination and, similarly, the Company understands that nothing in this Agreement is intended to or constitutes an admission by you that you have violated any law or legal obligation, including any law or legal obligation with respect to your employment or its termination.

f. The parties further agree that they shall, on the Separation Date, deliver to the other party a supplemental release similar in form to the release provisions of this section, covering the Transition Period, dated as of the Separation Date.

Non-Disparagement:a. You agree that you will not at any time disparage or encourage or induce others to disparage the Company or call into question the business operations, status or reputation of the Company. For the purposes of this section, the term “disparage” includes, without limitation, comments or statements to the press and/or media or any individual or entity with whom the Company has a business relationship that may adversely affect in any manner (i) the conduct of the business of the Company (including, without limitation, any business plans or prospects) or (ii) the business reputation of the Company or the quality, standing or character of any of the Company’s products or services.

b. The Company’s “Designated Group” (as defined below) agrees that they will not at any time disparage or encourage or induce others to disparage you or call into question your business operations, status or reputation. For purposes of this Agreement, “Designated Group” shall mean the Directors of the Company and every one of the senior management team of vice-president or above.

For purposes of this section and the “Post Termination Covenants”, “Release”, and “Other Agreements” sections, the definition of “Company” shall include Fox Paine & Company, LLC and its affiliated entities, including without limitation Fox Paine Capital Fund, L.P., FPC Investors, L.P., Fox Paine Capital, LLC, Fox Paine Capital Fund II GP, LLC, Fox Paine Capital Fund II, L.P., Fox Paine Capital Fund II International, L.P., Fox Paine Capital Fund II Co-Investors International, L.P., FPC Investment GP, and each of their past and present directors, members, managers, officers, employees, servants, divisions, and successors (including, without limitation, Saul Fox, Troy Thacker, Edward Noonan and Michael McDonough), and all affiliates of the foregoing.

Other Agreements: The parties agree that this Agreement constitutes the entire agreement between you and the Company (except as otherwise provided herein) and may not be altered or modified other than in a writing signed by you and the Company. Furthermore, the Company and you agree that this Agreement supersedes and replaces all other agreements between you and the Company and, in particular, that the Prior Agreement has been terminated in all respects as of the date hereof and is without any further force and effect.

Miscellaneous: This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania.

Arbitration: In the event that any disagreement or dispute whatsoever shall arise between you and the Company or its Affiliates arising under or relating to this Agreement, such disagreement or dispute shall be submitted to the Judicial Arbitration and Mediation Services, Inc. (“JAMS”) for resolution in a confidential private arbitration in accordance with the comprehensive rules and procedures of JAMS, including the internal appeal process provided for in Rule 34 of the JAMS rules with respect to any initial judgment rendered in an arbitration, provided that the JAMS rules will be deemed modified to effect the parties’ agreement as to certain procedural matters below. Any such arbitration proceeding shall take place in Philadelphia, Pennsylvania before a single Philadelphia-based arbitrator (rather than a panel of arbitrators). The parties agree that the arbitrator shall have no authority to award any punitive or exemplary damages and waive, to the full extent permitted by law, any right to recover such damages in such arbitration. Each party shall each bear their respective costs (including attorney’s fees, and there shall be no award of attorney’s fees) and shall split the fee of the arbitrator. Judgment upon the final award rendered by such arbitrator, after giving effect to the JAMS internal appeal process, may be entered in any court having jurisdiction thereof. If JAMS is not in business or is no longer providing arbitration services, then the American Arbitration Association shall be substituted for JAMS for the purposes of the foregoing provisions. Each party agrees that it shall maintain absolute confidentiality in respect to any dispute between them. In the event one party seeks injunctive relief with respect to any alleged violation of this Agreement, the parties agree as follows: (i) the matter will be heard by a JAMS arbitrator selected by the movant from the arbitrators on the Philadelphia panel as of the date hereof (i.e., James R. Melinson, Judith P. Meyer, Barry E. Ungar, Diane M. Welsh and Stephen G. Yusem), provided that if none of the foregoing arbitrators are available, the arbitrator shall be selected in accordance with the JAMS rules, (ii) the motion for injunctive relief shall be heard by the arbitrator within two business days of the filing of the demand (unless the movant elects to extend such two-day period) and (iii) the arbitrator shall issue a decision with respect to the sought-after relief (without the posting of a bond or other security) at the conclusion of such hearing, including provisional injunctive relief at the conclusion of any preliminary hearing on the merits of any claim. If an injunction is issued, the movant may move to confirm the injunction in a court of competent jurisdiction.

Effectiveness: The effectiveness of this Agreement shall be conditioned on Board approval on or before October 14, 2005. You have reviewed the terms of this Agreement and you confirm that you have had the opportunity to confer with an attorney of your own choosing with respect to the terms of this Agreement. You acknowledge that you were advised that you could take up to twenty-one (21) days from the date this Agreement was given to you to review this Agreement and decide whether you would enter into this Agreement. To the extent that you have elected to enter into this Agreement prior to such time, you have done so voluntarily, and have knowingly waived such twenty-one (21) day review period. You may revoke your assent to the terms of this Agreement for a period of seven (7) calendar days after its execution (the “Revocation Period”), by hand or Federal Express delivery of a written notice of revocation prior to 5:00 p.m. on the last day comprising the Revocation Period to the Company at the address above, Attn: Jerome Dill. This Agreement shall become irrevocable automatically upon the expiration of the Revocation Period if you do not revoke it in the aforesaid manner.

Please acknowledge your acceptance to the matters described above and return this Agreement to the Company address listed on the first page, Attn: Jerome Dill.

Sincerely,

WIND RIVER INSURANCE COMPANY, LTD.

By: /s/ Alan Bossin

Name: Alan Bossin

Title: Director

Agreed to and accepted:

/s/ Seth D. Freudberg
Seth D. Freudberg
Date: October 7, 2005

ANNEX A-1

[Form of Resignation Letter]

October      , 2005

Troy Thacker, Director
Wind River Insurance Company, Ltd.
Canon’s Court
22 Victoria Street
Hamilton, Bermuda

Dear Troy:

Effective as of      , I hereby resign as Director, President and Chief Executive Officer of Wind River Insurance Company, Ltd. (the “Company”) and from all other positions I hold with the Company and any of its affiliates and/or subsidiaries, including without limitation, Director, President and Chief Executive Officer of Wind River Insurance Company (Barbados) Ltd., President and Chief Executive Officer of Wind River Services, Ltd. and Manager of each of the following companies: U.A.I. (Luxembourg) S.à r.l.I, U.A.I. (Luxembourg) S.à r.l.II, U.A.I. (Luxembourg) S.à r.l.III, U.A.I. (Luxembourg) S.à r.l.IV, U.A.I (Luxembourg) Investment S.à r.1 and Wind River (Luxembourg) S.à r.1.

Sincerely,

Seth D. Freudberg

ANNEX A-2

[Form of Resignation Letter]

October      , 2005

Troy Thacker, Director
Wind River Insurance Company, Ltd.
Canon’s Court
22 Victoria Street
Hamilton, Bermuda

Dear Troy:

Effective as of      , I hereby resign as Director of both U.A.I. (Gibraltar) Limited and U.A.I. (Gibraltar) II Limited (the “Companies”). In connection with such resignation, I hereby confirm that I have no claims, potential claims or otherwise against either of the Companies.

Sincerely,

Seth D. Freudberg

ANNEX A-3

[Form of Resignation Letter]

October      , 2005

The Directors
U.A.I (Ireland) Limited
25-28 North Wall Quay
Dublin 1
(Company)

I, Seth Freudberg, hereby resign as a director of the Company with immediate effect and confirm and acknowledge that I have no claim outstanding against the Company for breach of contract, compensation for loss of office, redundancy, unfair dismissal or on any other grounds whatsoever.

Seth Freudberg

Date